Exhibit 99.1

Spring Bank Announces Proposed Public Offering of Common Stock

HOPKINTON, MA and NEW YORK, NY, August 8, 2018 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH) today announced that it intends to offer and sell, subject to market conditions, shares of its common stock in an underwritten public offering.  All of the shares to be sold in the offering will be offered by Spring Bank.  The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.  In addition, Spring Bank intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of shares of its common stock offered in the public offering.

Spring Bank intends to use the net proceeds from this offering to fund clinical trials, nonclinical studies, research and development and for general corporate purposes.

Jefferies LLC and Piper Jaffray & Co. are acting as joint book-running managers for the proposed offering.

A shelf registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (SEC) and became effective on June 12, 2017.  The offering is being made only by means of a written prospectus and a preliminary prospectus supplement and accompanying prospectus relating to the offering that form a part of the registration statement, which will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by e-mail at prospectus_department@jefferies.com or by telephone at (877) 821-7388; or by contacting Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by e-mail at prospectus@pjc.com or by telephone at (800) 747-3924.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, inarigivir soproxil for the treatment of viral diseases, including hepatitis B virus (HBV).  Spring Bank Pharmaceuticals is also developing other SMNH product candidates, including SB 11285, the company’s lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway. For more information, please visit www.springbankpharm.com.

Contacts

For investor inquires:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com

LifeSci Advisors, LLC

Andrew McDonald, Ph.D.

(646) 597-6987

Andrew@lifesciadvisors.com

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